Exhibit (h)(11)

                      FORM OF ACQUIRED FUND FEE WAIVER UNDERTAKING

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                                     May 1, 2018

AB Variable Products Series Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

      AllianceBernstein L.P. herewith confirms our agreement with you as follows:

      1. You are an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Investment Advisory Agreement dated as of July 22, 1992, as amended as of May 1, 1997, May 1, 2001, May 1, 2003, May 1, 2004,
September 7, 2004, May 1, 2005, August 3, 2006, April 1, 2011, April 28, 2015,
February 3, 2017 and January 30, 2018 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to the AB Balanced Wealth Strategy Portfolio (the "Portfolio").

      2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive a portion of the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees") or reimburse other expenses of the Portfolio as provided herein. We agree that, through April 30, 2019 (the "Limitation Expiration Date"), Advisory Fees shall be waived and/or Portfolio expenses shall be reimbursed in an amount equal to the investment advisory fees indirectly borne by the Portfolio of registered investment companies or series thereof for which we serve as investment adviser and in which the Portfolio invests.

      3. Nothing in this Undertaking shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Undertaking during any time period before or after the Limitation Expiration Date; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after the Limitation Expiration Date or, except as expressly set forth herein, prior to the Limitation Expiration Date.

      4. This Undertaking shall become effective on the date hereof and remain in effect until the Limitation Expiration Date.

      5. This Undertaking shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

      We understand and intend that you will rely on this Undertaking in preparing and filing the Portfolio's Registration Statement with the Securities and Exchange Commission and for other purposes and expressly permit you to do so.

                                                   Very truly yours,

                                                   ALLIANCEBERNSTEIN L.P.

                                                   By:
                                                       -------------------------
                                                           Emilie D. Wrapp
                                                           Assistant Secretary